UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 30, 2006, the Board of Directors (the “Board”) of Calpine Corporation (the “Company”) approved an employment agreement with Scott J. Davido to serve as the Company’s Executive Vice President and Chief Financial Officer beginning on February 1, 2006. The agreement, which includes the following provisions, shall become effective upon the approval of the Bankruptcy Court in connection with the Company’s chapter 11 restructuring:

1.

The initial term of the agreement is two years (until February 1, 2008) and is automatically renewable for successive 12-month terms unless either party provides written notice to the other at least 180 days prior to the date of any such renewal of his or its intention not to renew.

2.

Mr. Davido will receive a base salary of $700,000 during the initial and any subsequent term. The Chief Executive Officer of the Company (the “CEO”) and the Board (or a committee thereof) shall review Mr. Davido’s base salary at least annually, and may increase it at any time in their sole discretion.

3.

Mr. Davido shall be eligible to receive an annual cash performance bonus so long as he remains employed by the Company on the last day of the applicable fiscal year and individual or corporate performance objectives established by the CEO and the Board (or a committee thereof) are achieved, as determined by the CEO and the Board (or a committee thereof). Mr. Davido’s target bonus will be established by the CEO and the Board (or a committee thereof), but the minimum target bonus will be 100% of his base salary and his actual bonus may range from 0% to 150% of his target bonus, except that Mr. Davido shall receive a minimum bonus of $700,000 for each of the fiscal years ending December 31, 2006, and December 31, 2007.

Mr. Davido shall also receive a one-time signing bonus of $500,000, which is payable within 15 days after entry of an order by the Bankruptcy Court approving the agreement. If Mr. Davido terminates his employment without good reason, or his employment is terminated by the Company for cause, Mr. Davido will be required within 10 days of such termination to repay a pro rata portion (based on the number of full calendar months remaining in the initial 24-month term divided by 24 months) of the signing bonus, net of any associated income and employment taxes.

Mr. Davido shall be eligible to receive a success fee, in an amount to be negotiated between Mr. Davido and the Company and approved by the Bankruptcy Court, if and when a plan of reorganization that is confirmed by the bankruptcy court becomes effective during Mr. Davido’s tenure as Executive Vice President and Chief Financial Officer of the Company or within 12 months after termination of Mr. Davido’s employment, except that Mr. Davido shall not be entitled to the success fee if the Company terminates his employment for cause, he resigns his employment without good reason or his employment terminates due to death or disability before the effective date of such plan of reorganization. In addition, the success fee shall be subject to reduction in an amount equal to any annual bonus paid to Mr. Davido that exceeds 100% of his then base salary.

Mr. Davido will also participate in employee benefit programs available to senior executives of the Company.

4.

Mr. Davido is entitled to certain severance benefits as set forth in the agreement in the event that he resigns for good reason or the Company terminates his employment without cause. The severance benefits include an amount equal to two times Mr. Davido’s base salary at the time of the termination of his employment payable in a lump sum. If Mr. Davido’s employment is terminated because of his death or disability, he or his estate will receive a pro rata portion of his then current target bonus.

As set forth in the agreement, under certain circumstances the Company may be required to make a “gross-up” payment to Mr. Davido in the event that amounts payable to Mr. Davido under the agreement, including termination payments, are subject to certain taxes.

5.	The Company will provide indemnification to Mr. Davido under its Certificate of Incorporation and Bylaws to the fullest extent permitted by law.

A copy of Mr. Davido’s employment agreement is filed herewith as Exhibit 10.1.

ITEM 5.02 — DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS: APPOINTMENT OF PRINCIPAL OFFICERS.

(b), (c) On January 30, 2006, the Company announced that Scott J. Davido had been named as its Chief Financial Officer effective February 1, 2006. Effective with the appointment of Mr. Davido, on February 1, 2006, Eric N. Pryor, who has been serving as interim Chief Financial Officer of the Company since November 28, 2005, will return to his position as Deputy Chief Financial Officer and Chief Risk Officer of the Company.

Mr. Davido, age 44, will serve as the Company’s Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Davido served as Executive Vice President and President for the Northeast Region of NRG Energy, Inc. (“NRG Energy”) since April 2004. He was Chairman of the Board of NRG Energy from May to December 2003, during its financial restructuring, and was Senior Vice President, General Counsel and Secretary of NRG Energy from October 2002 through April 2004. Prior to joining NRG Energy, Mr. Davido was with The Elder-Beerman Stores Corp., serving as that company’s Executive Vice President and Chief Financial Officer from March 1999 to May 2002, and as its General Counsel from January 1998 through March 1999. Mr. Davido currently is a member of the Board of Directors of Stage Stores, Inc. and Special Metals Corporation.

The Company has entered into an employment agreement with Mr. Davido. A description of the material terms of the employment agreement is contained in Item 1.01 above, which is incorporated by reference herein. The employment agreement is subject to the approval of the Bankruptcy Court in connection with the Company’s chapter 11 reorganization.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.
10.1	Employment Agreement, dated as of January 30, 2006, between the Company and Scott J. Davido.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: February 3, 2006

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement, dated as of January 30, 2006, between the Company and Scott J. Davido